Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2020, Increases Quarterly Dividend by 100% and Provides Initial Fiscal Year 2021 Financial Guidance

Fort Myers, FL, December 8, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fourth quarter and fiscal year ended September 30, 2020, the highlights which are as follows:

•

Company records net income attributable to Alico, Inc. common stockholders of $23.7 million and EBITDA of $51.8 million for the fiscal year 2020.  After adjusting for certain non-recurring items, Company records adjusted net loss attributable to Alico, Inc. common stockholders of $1.2 million and adjusted EBITDA of $18.9 million.

•

Company continues to execute land transactions with its latest purchase of 3,280 gross citrus acres. Proceeds from previous sale of ranch land was used to fund transaction, which was structured to allow company to defer approximately $4.0 million in taxes.

•	Company increases quarterly dividend by 100% to $0.18 per share for the first quarter ending December 31, 2020.
•	Company’s fiscal year 2020 financial results in line with net income and EBITDA guidance previously provided.
•	Company provides net income, EBITDA, adjusted net income and adjusted EBITDA guidance for fiscal year 2021.

Results of Operations

For the fiscal year ended September 30, 2020, the Company reported net income attributable to Alico common stockholders of approximately $23.7 million, compared to net income attributable to Alico common stockholders of approximately $37.8 million for the fiscal year ended September 30, 2019. The net income for the fiscal year ended September 30, 2020 was in line with the Company’s most recent net income guidance of $22.0 to $24.0 million. For the fiscal year ended September 30, 2020, the Company had earnings of $3.16 per diluted common share, compared to earnings of $5.05 per diluted common share for the fiscal year ended September 30, 2019. As previously reported throughout the 2020 fiscal year, the decrease in net income attributable to Alico common stockholders is primarily due to (i) a decline in the market price per pound solids for citrus fruit this past 2019/2020 harvest season largely attributable to unfavorable industry supply dynamics, (ii) a decrease in processed box production due to greater fruit drop in the current harvest season as compared to the 2018/2019 harvest season, and (iii) a smaller amount of funds being awarded through the federal disaster relief program in the 2020 fiscal year as compared to the prior fiscal year. Partially offsetting this decrease was the impact of an increased amount of gain on the sale of real estate, property and equipment and assets held for sale being recorded in the current fiscal year as compared to the prior fiscal year, primarily due to the sale of certain parcels on the west side of the Alico Ranch, and a reduction in certain general and administrative costs.

For the fiscal year ended September 30, 2020, the Company’s EBITDA of $51.8 million was in line with the Company’s EBTIDA guidance of $49.5 million to $52.5 million.

When both periods are adjusted for certain non-recurring items, the Company had an adjusted net loss of $0.16 per diluted common share for the fiscal year ended September 30, 2020, compared to adjusted net income of $2.86 per diluted common share for the fiscal year ended September 30, 2019. Adjusted EBITDA for the fiscal years ended September 30, 2020 and 2019 was $18.9 million and $48.5 million, respectively.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2020	2019	Change		2020	2019	Change

Net income attributable to Alico, Inc. common stockholders	$17,204	$16,509	$695	4.2%	$23,662	$37,833	$(14,171)	(37.5)%
EBITDA (1)	$27,894	$27,248	$646	2.4%	$51,826	$71,720	$(19,894)	(27.7)%
Adjusted EBITDA (1)	$1,146	$396	$750	189.4%	$18,858	$48,454	$(29,596)	(61.1)%
Earnings per diluted common share	$2.29	$2.21	$0.08	3.6%	$3.16	$5.05	$(1.89)	(37.5)%
Net cash (used in) provided by operating activities	$(20,072)	$7,146	$(27,218)	NM	$1,049	$48,832	$(47,783)	(97.9)%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

NM = Not Meaningful

Alico Citrus Division Results

Citrus production for the fiscal years ended September 30, 2020 and 2019 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Fiscal Year Ended
	September 30,		Change
	2020	2019	Unit	%
Boxes Harvested:
Early and Mid-Season	3,146	3,114	32	1.0%
Valencias	4,165	4,790	(625)	(13.0)%
Total Processed	7,311	7,904	(593)	(7.5)%
Fresh Fruit	267	210	57	27.1%
Total	7,578	8,114	(536)	(6.6)%
Pound Solids Produced:
Early and Mid-Season	17,947	16,873	1,074	6.4%
Valencias	25,631	29,854	(4,223)	(14.1)%
Total	43,578	46,727	(3,149)	(6.7)%
Average Pound Solids per Box:
Early and Mid-Season	5.70	5.42	0.28	5.2%
Valencias	6.15	6.23	(0.08)	(1.3)%
Price per Pound Solids:
Early and Mid-Season	$1.74	$2.35	$(0.61)	(26.0)%
Valencias	$1.95	$2.46	$(0.51)	(20.7)%

For the fiscal year ended September 30, 2020, Alico Citrus harvested approximately 7.6 million boxes of fruit, a decrease of 6.6% from the prior fiscal year. The decrease was principally attributable to greater fruit drop. The Company saw its average blended price per pound solids fall from $2.42 in the prior fiscal year to $1.86 in the current fiscal year, largely due to the Florida citrus crop being greater than expected in the 2018/2019 harvest season, which in turn led to high inventory levels at Florida citrus juice processors at the beginning of the 2019/2020 current harvest season. The price reduction was also impacted by the continued inflow of imported orange juice, though at lower levels than the prior year. However, due to increased consumption of not-from-concentrate orange juice by retail consumers since March 2020, as evidenced by published Nielsen data, inventory levels at Florida citrus juice processors have been decreasing. The Company expects this inventory trend is likely to help improve market pricing for citrus fruit in the 2020/2021 harvest season, which recently commenced.

The Company’s harvesting activities were not impacted by the coronavirus pandemic, and there were no disruptions in delivering fruit to the processors. Additionally, to date, the Company has not experienced any material challenges to its operations from COVID-19.

Land Management and Other Operations Division Results

Land Management and Other Operations include lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Revenues for Land Management and Other Operations for the fiscal year ended September 30, 2020 slightly decreased compared to the prior year, primarily due to a reduction in the leased acreage on one of the Company’s cattle grazing leases. The reduction in the leased acreage was due to certain acres, which were included under this lease arrangement, having been sold in September 2019.

On September 11, 2020, the Company sold approximately 10,700 acres on the western part of Alico Ranch to the State of Florida. The acres involved in the sale would have been critical to the Company’s planned dispersed water storage project, and therefore, the Company has decided to no longer pursue permit approval activities for this particular project. As a result of this decision, the Company wrote-down approximately $0.6 million of assets relating to this project during the fourth quarter of the fiscal year ended September 30, 2020. The Company does not anticipate that it will incur any further expenses relating to the dispersed water storage project moving forward.

Management Comment

John Kiernan, President and Chief Executive Officer, commented “The quality of our fruit and our long-term supply contracts enabled Alico to record adjusted EBITDA of $18.9 million this fiscal year against a challenging citrus market, which saw market prices for citrus at their lowest levels in the past ten years and production down from the prior season. As we look ahead to fiscal year 2021, we believe market pricing will benefit from lower processor inventory levels driven by the double-digit increase in not-from-concentrate orange juice consumption in 2020 and, therefore, Alico is providing guidance for improved net income and adjusted EBITDA for fiscal year 2021.

“As part of our Alico 2.0 strategy, we have continued to evaluate and strategically sell off parts of the Alico Ranch assets and generate cash flow to produce greater returns for our investors.  Over the last three years we have received net proceeds, net of taxes, of approximately $67.0 million from the sale of real estate and property and equipment, with $28.0 million occurring during the 2020 fiscal year. These proceeds have been used to fuel our Company’s growth by acquiring additional citrus acres, with our latest transaction for 3,280 gross acres closing on October 30, 2020, investing in new citrus tree plantings, with more than 1.1 million planted over the last three years to create higher density within our groves, accelerating debt repayments, funding working capital requirements and continuing to increase our quarterly dividend.

“We have also continued to simplify our balance sheet and maintain strong key performance indicators with a current ratio greater than 2.45:1 and a debt-to-equity ratio of approximately 0.68:1. Alico has repaid over $38.2 million on term loans in the last three years. Additionally, our Return on Equity is 11.2%, our Return on Assets is 5.6%, our Return on Invested Capital is 5.6% and our Return on Capital Employed is 1.8%.”

Mr. Kiernan continued, “In addition, our Board of Directors has decided to increase the quarterly dividend by 100%. This is in addition to the 50% increase our Board of Directors implemented to the quarterly dividend last year at this time, reflecting the Board of Directors’ continued confidence that the business strategy we have developed will support a higher level of return of capital to shareholders over the long term.”

Other Corporate Financial Information

General and administrative expenses for the fiscal year ended September 30, 2020 was approximately $11.0 million, compared to approximately $15.1 million for the fiscal year ended September 30, 2019. The decrease in general and administrative expenses for the fiscal year ended September 30, 2020, as compared to the fiscal year ended September 30, 2019, was primarily due to professional fees, relating to a corporate litigation matter, of approximately $2.3 million being incurred for the fiscal year ended September 30, 2019.  This litigation was settled and no further expenses were incurred relating to this matter during the fiscal year ended September 30, 2020. Additionally, as part of this settlement, the Company recorded consulting and separation fees of $0.8 million during the fiscal year ended September 30, 2019. The Company also experienced a reduction due to (i) a one-time pension expense related to its deferred retirement benefit plan of approximately $1.0 million in fiscal year 2019, (ii) a reduction in payroll expenses for the fiscal year ended September 30, 2020 of approximately $0.3 million relating to one of the senior managers resigning in December 2019 and a reduction in bonuses granted to senior management, (iii) a decrease in stock compensation expense of approximately $0.2 million as a result of certain stock options expense being accelerated in fiscal year ended September 30, 2020 and (iv) other smaller decreases in rent, consulting and Board of Director fees aggregating approximately $0.4 million. Partially offsetting these decreases was a lower amount in stock compensation expense of $0.8 million recognized in fiscal year ended September 30, 2019 as a result of a former senior executive forfeiting his stock options as part of the settled litigation and an increase in Directors and Officers insurance of approximately $0.2 million.

Other income for the fiscal years ended September 30, 2020 and 2019 was approximately $24.5 million and approximately $5.0 million, respectively. The increase in other income was primarily due to the Company recording a higher gain on sale of real estate, property and equipment and assets held for sale in fiscal year 2020, as compared to fiscal year 2019. In fiscal year 2020, the Company recorded a gain of approximately $30.4 million, which was generated primarily from the sale of land on its West Ranch in September 2020 to the State of Florida. For the fiscal year ended September 30, 2019, the Company recorded a gain of approximately $13.2 million, which was generated primarily from the sale of land on its West Ranch in September 2019. Additionally, the Company recognized a reduction of approximately $1.2 million in interest expense as a result of (i) the reduction of its long-term debt attributable to making its mandatory principal payments, (ii) the Company prepaying approximately $4.5 million on its debt obligations, and (iii) a reduction in interest rates.

For the fiscal year ended September 30, 2020, the Company received approximately $4.6 million of additional proceeds under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma damage sustained in September 2017. To date, the Company has received approximately $20.2 million of proceeds under the Florida CRBG program, which represented reimbursement under Part 1 and Part 2.  The timing and amount to be received under Part 3 of the Florida CRBG program, if any, has not yet been finalized.

Guidance

The Company is providing the following net income, adjusted net income, EBITDA and adjusted EBITDA guidance for the fiscal year ended September 30, 2021.

•	The Company is projecting net income to be between $7.5 million and $10.0 million.
•	Fiscal year 2021 adjusted net income (after adjusting for certain expected non-recurring items) is expected to be between $4.5 million and $6.9 million.
•	The Company is projecting EBITDA between $29.0 million and $33.0 million.
•	Fiscal year 2021 adjusted EBITDA (after adjusting for certain expected non-recurring items) is expected to be between $25.0 million and $28.8 million.

The above guidance does not include any estimate of gains from asset sales.  In the event that any significant asset sales are realized, Alico may decide to revise the Company’s guidance.

Dividend

On October 9, 2020, the Company paid a fourth quarter cash dividend of $0.09 per share on its outstanding common stock to stockholders of record as of September 27, 2020. Additionally, the Company has declared a first quarter of fiscal year 2021 dividend of $0.18 per share on its outstanding common stock to stockholders of record as of December 24, 2020.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $30.7 million at September 30, 2020, representing a 2.45 to 1.00 ratio.
•

The Company continues to improve upon its debt to equity ratio. At September 30, 2020, September 30, 2019 and September 30, 2018, the ratios, were 0.68 to 1.00, 0.82 to 1.00 and 1.00 to 1.00, respectively.

As of September 30, 2020, the Company had long-term debt, including lines of credit, net of cash and cash equivalents and restricted cash, of approximately $131.5 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include environmental services, land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and the coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; and soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,163	$18,630
Accounts receivable, net	4,347	713
Inventories	40,855	40,143
Income tax receivable	781	—
Assets held for sale	1,366	1,442
Prepaid expenses and other current assets	1,387	1,049
Total current assets	51,899	61,977
Restricted cash	16,524	5,208
Property and equipment, net	350,061	345,648
Goodwill	2,246	2,246
Other non-current assets	3,207	2,309
Total assets	$423,937	$417,388
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,533	$4,163
Accrued liabilities	7,095	7,769
Long-term debt, current portion	9,145	5,338
Deferred retirement obligations, current portion	—	5,226
Income taxes payable	—	5,536
Other current liabilities	1,385	919
Total current liabilities	21,158	28,951
Long-term debt:
Principal amount, net of current portion	139,106	158,111
Less: deferred financing costs, net	(1,151)	(1,369)
Long-term debt less current portion and deferred financing costs, net	137,955	156,742
Lines of credit	2,942	—
Deferred income tax liabilities, net	39,728	32,125
Other liabilities	372	172
Total liabilities	202,155	217,990
Commitments and Contingencies (Note 15)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,492,524 and 7,476,513 shares outstanding at September 30, 2020 and September 30, 2019, respectively	8,416	8,416
Additional paid in capital	19,685	19,781
Treasury stock, at cost, 923,621 and 939,632 shares held at September 30, 2020 and September 30, 2019, respectively	(30,779)	(31,943)
Retained earnings	219,019	198,049
Total Alico stockholders' equity	216,341	194,303
Noncontrolling interest	5,441	5,095
Total stockholders' equity	221,782	199,398
Total liabilities and stockholders' equity	$423,937	$417,388

ALICO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2020	2019	2018
Operating revenues:
Alico Citrus	$89,369	$119,031	$78,121
Land Management and Other Operations	3,138	3,220	3,160
Total operating revenues	92,507	122,251	81,281
Operating expenses:
Alico Citrus	72,281	59,594	51,709
Land Management and Other Operations	2,307	2,297	3,979
Total operating expenses	74,588	61,891	55,688
Gross profit	17,919	60,360	25,593
General and administrative expenses	10,998	15,146	15,058
Income from operations	6,921	45,214	10,535
Other income (expense):
Investment and interest income, net	98	49	39
Interest expense	(5,981)	(7,180)	(8,561)
Gain on sale of real estate, property and equipment and assets held for sale	30,424	13,166	11,041
Change in fair value of derivatives	—	(989)	—
Other (expense) income, net	(85)	(27)	136
Total other income, net	24,456	5,019	2,655
Income before income taxes	31,377	50,233	13,190
Income tax provision	7,663	12,783	390
Net income	23,714	37,450	12,800
Net (income) loss attributable to noncontrolling interests	(52)	383	250
Net income attributable to Alico, Inc. common stockholders	$23,662	$37,833	$13,050
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$3.16	$5.06	$1.59
Diluted	$3.16	$5.05	$1.57
Weighted-average number of common shares outstanding:
Basic	7,484	7,472	8,232
Diluted	7,496	7,493	8,301
Cash dividends declared per common share	$0.36	$0.24	$0.24

ALICO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended September 30,
	2020	2019	2018
Net cash provided by operating activities:
Net income	$23,714	$37,450	$12,800
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred gain on sale of sugarcane land	—	—	(967)
Depreciation, depletion and amortization	14,520	13,924	13,756
Deferred income tax expense (benefit)	7,603	3,267	(1,955)
Cash surrender value	(10)	11	(27)
Deferred retirement benefits	(5,226)	829	(41)
Gain on sale of real estate, property and equipment and assets held for sale	(30,424)	(13,166)	(10,281)
Inventory net realizable value adjustment	—	808	1,115
Loss on disposal of property and equipment	659	—	207
Change in fair value of derivatives	—	989	—
Impairment of long-lived assets	1,321	396	2,234
Impairment of right-of-use-asset	87	—	—
Non-cash interest expense on deferred gain on sugarcane land	—	—	1,361
Insurance proceeds received for damage to property and equipment	—	(486)	(477)
Stock-based compensation expense	1,306	824	2,613
Other	—	—	29
Changes in operating assets and liabilities:
Accounts receivable	(3,634)	1,531	1,718
Inventories	(712)	82	(6,554)
Prepaid expenses	(135)	(211)	177
Income tax receivable	(781)	15	(15)
Other assets	(839)	288	23
Accounts payable and accrued liabilities	(1,530)	(1,113)	2,987
Income tax payable	(5,536)	3,216	2,320
Other liabilities	666	178	(2,445)
Net cash provided by operating activities	1,049	48,832	18,578
Cash flows from investing activities:
Purchases of property and equipment	(21,705)	(20,000)	(16,352)
Net proceeds from sale of real estate, property and equipment and assets held for sale	31,541	14,602	39,780
Insurance proceeds received for damage to property and equipment	—	486	477
Change in deposits on purchase of citrus trees	(458)	(108)	(431)
Advances on notes receivables, net	136	60	(575)
Other	(25)	—	25
Net cash provided by (used in) investing activities	9,489	(4,960)	22,924
Cash flows from financing activities:
Repayments on revolving lines of credit	(114,581)	(89,231)	(25,600)
Borrowings on revolving lines of credit	117,523	86,546	28,285
Principal payments on term loans	(15,198)	(10,900)	(12,127)
Treasury stock purchases	(238)	(25,576)	(2,215)
Payment on termination of sugarcane agreement	—	(11,300)	—
Dividends paid	(2,466)	(1,833)	(1,972)
Deferred financing costs	(23)	—	—
Capital contribution received from noncontrolling interest	294	—	1,000
Capital lease obligation payments	—	—	(8)
Net cash used in financing activities	(14,689)	(52,294)	(12,637)
Net (decrease) increase in cash and cash equivalents and restricted cash	(4,151)	(8,422)	28,865
Cash and cash equivalents and restricted cash at beginning of the period	23,838	32,260	3,395
Cash and cash equivalents and restricted cash at end of the period	$19,687	$23,838	$32,260
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$5,614	$6,940	$6,721
Cash paid for income taxes	$6,403	$6,285	$25

Supplemental disclosure of non-cash investing and financing activities:
Dividend declared but unpaid	$674	$449	$492

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2020	2019	2020	2019

Net income attributable to common stockholders	$17,204	$16,509	$23,662	$37,833
Interest expense	1,382	1,555	5,981	7,180
Income tax provision	5,635	5,701	7,663	12,783
Depreciation, depletion and amortization	3,673	3,483	14,520	13,924
EBITDA	27,894	27,248	51,826	71,720
Adjustments for non-recurring items:
Inventory net realizable value adjustment	—	808	—	808
Impairment of right-of-use asset	—	—	87	—
Impairment of long-lived assets	598	152	1,321	396
Employee stock compensation expense (1)	61	94	573	778
Separation agreement expense (2)	—	—	104	800
Tender offer expenses	—	—	—	32
Professional fees relating to corporate matters	—	—	—	2,283
Change in fair value of derivatives	—	—	—	989
Pension plan termination - payout tax gross-up	—	720	—	720
Forfeiture of stock options (3)	—	—	—	(823)
Federal relief and insurance proceeds - Hurricane Irma	—	(15,597)	(4,629)	(16,083)
Gain on sale of real estate, property and equipment and assets held for sale	(27,407)	(13,029)	(30,424)	(13,166)

Adjusted EBITDA	$1,146	$396	$18,858	$48,454

(1) Includes stock compensation expense for current and former executives and managers.

(2) Includes separation expenses for a former CEO and senior manager.

(3) Includes forfeitures of stock options by former CEO, resulting in expense recapture.

Adjusted Net (Loss) Income Per Diluted Common Share

(in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2020	2019	2020	2019

Net income attributable to common stockholders	$17,204	$16,509	$23,662	$37,833
Adjustments for non-recurring items:
Inventory net realizable value adjustment	—	808	—	808
Impairment of right-of-use asset	—	—	87	—
Impairment of long-lived assets	598	152	1,321	396
Employee stock compensation expense (1)	61	94	573	778
Separation agreement expense (2)	—	—	104	800
Tender offer expenses	—	—	—	32
Professional fees relating to corporate matters	—	—	—	2,283
Change in fair value of derivatives	—	—	—	989
Pension plan termination - payout tax gross-up	—	720	—	720
Forfeiture of stock options (3)	—	—	—	(823)
Federal relief and insurance proceeds - Hurricane Irma	—	(15,597)	(4,629)	(16,083)
Gain on sale of real estate, property and equipment and assets held for sale	(27,407)	(13,029)	(30,424)	(13,166)
Tax impact	6,406	7,306	8,077	6,839

Adjusted net (loss) income attributable to common stockholders	$(3,138)	$(3,037)	$(1,229)	$21,406

Diluted common shares	7,502	7,487	7,496	7,493

Adjusted net (loss) income per diluted common share	$(0.42)	$(0.41)	$(0.16)	$2.86

(1) Includes stock compensation expense for current and former executives and managers.

(2) Includes separation expenses for a former CEO and senior manager.

(3) Includes forfeitures of stock options by former CEO, resulting in expense recapture.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net (Loss) Income per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.

Fiscal Year 2021 Guidance

(in thousands)

Adjusted Net Income
Fiscal Year Ending
September 30, 2021
Projected range
Net Income	$7,500 - $10,000
Federal relief proceeds - Hurricane Irma	($4,000) - ($4,200)
Tax Impact	$1,000 - $1,100

Adjusted Net Income	$4,500 - $6,900

Adjusted EBITDA
Fiscal Year Ending
September 30, 2021
Projected range
Net Income	$7,500 - $10,000
Interest expense	$4,600 - $4,800
Income tax provision	$2,600 - $3,500
Depreciation, depletion and amortization	$14,300 - $14,700

EBITDA	$29,000 - $33,000

Federal relief proceeds - Hurricane Irma	($4,000) - ($4,200)

Adjusted EBITDA	$25,000 - $28,800